Exhibit 99.1

For additional information, contact: E.L. Spencer, Jr. President, CEO and Chairman of the Board (334) 821-9200

Press Release – February 2, 2010

Auburn National Bancorporation, Inc. Reports

Fourth Quarter Net Earnings of $1.4 million,

or $0.40 per Share;

Full Year Net Earnings of $3.6 million,

or $1.00 per Share

Fourth Quarter 2009 Results – Compared to Fourth Quarter 2008:

•	Solid profits with net earnings of $1.4 million or $0.40 per share

•	Net interest margin expansion drives record net interest income for the fourth quarter of 2009

•	Double-digit growth in deposits

•	Non-cash other-than-temporary impairment charges (pre-tax) on pooled trust preferred securities of $1.0 million in the fourth quarter of 2009 compared to $1.5 million in the fourth quarter of 2008

•	Remaining amortized cost for pooled trust preferred securities approximately $0.3 million or 6% of original amortized cost

•	Credit quality continues to compare favorably to industry peers; annualized net charge-offs of 0.36% and nonperforming loans to total loans of 1.57%

•	Strengthened loan loss reserve to 1.59% of total loans at December 31, 2009, compared to 1.19% at December 31, 2008

•	Maintained strong balance sheet with a tangible common equity ratio of 7.40%

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported net earnings of approximately $1.4 million, or $0.40 per share, for the fourth quarter of 2009, compared to $0.9 million, or $0.26 per share, for the fourth quarter of 2008. For the full year 2009, the Company reported net earnings of $3.6 million, or $1.00 per share, compared to $6.6 million, or $1.81 per share for the full year 2008.

Excluding the effects of non-operating items such as securities gains, other-than-temporary impairment charges, and the correction of prior period accounting errors, fourth quarter 2009 operating net earnings were approximately $1.6 million, or $0.43 per share, compared to fourth quarter 2008 operating net earnings of approximately $1.7 million, or $0.48 per share. Full year 2009 operating net earnings were approximately $6.2 million, or $1.70 per share, compared to full year 2008 operating net earnings of $7.0 million, or $1.90 per share.

E.L. Spencer, Jr., President, CEO and Chairman of the Board, commented: “Improvement in our net interest margin contributed to a solid financial performance in the fourth quarter of 2009. While many challenges are still ahead, the Company has a strong capital base and has positioned itself for continuing profitability in 2010.”

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Reports Fourth Quarter and Full Year Net Earnings/page 2

Net interest income (tax-equivalent) was a record $5.5 million for the fourth quarter of 2009, an increase of approximately 15% from the fourth quarter of 2008. Net interest income (tax-equivalent) increased due to balance sheet growth and net interest margin expansion. Average loans were $381.1 million in the fourth quarter of 2009, an increase of $20.3 million, or 6%, from the fourth quarter of 2008. Average deposits were $589.5 million in the fourth quarter of 2009, an increase of $63.8 million, or 12%, from the fourth quarter of 2008.

The provision for loan losses during the fourth quarter of 2009 was $900 thousand, compared to $250 thousand in the fourth quarter of 2008. The increase in provision for loan losses reflects increases in the loan portfolio, past due and nonperforming loans, and increases in net charge-offs. Nonperforming assets decreased slightly on a sequential quarter basis. Nonperforming assets were 1.71% of total assets at December 31, 2009, compared to 1.75% at September 30, 2009. The Company’s annualized net charge-off ratio was 0.36% in the fourth quarter of 2009, compared to 0.09% in the fourth quarter of 2008.

Mr. Spencer continued, “As expected, the Company’s asset quality continues to be affected by the current credit cycle. While the Company’s nonperforming assets and net charge-offs remain elevated, both remain at manageable levels. The Company continued to build its allowance for loan losses through a fourth quarter provision for loan losses that was 2.6 times the amount of net charge-offs for the quarter. Until broader economic conditions improve, the Company expects nonperforming assets and net charge-offs to remain elevated.”

Operating noninterest income (which excludes non-operating items mentioned below) was approximately $1.4 million in the fourth quarter of 2009, compared to $1.0 million in the fourth quarter of 2008. This increase is largely due to an increase in mortgage lending income.

Total noninterest income, including non-operating items, was approximately $0.8 million in the fourth quarter of 2009, compared to a loss of $0.2 million in the fourth quarter of 2008. Non-operating noninterest income in the fourth quarter of 2009 included a $0.6 million net loss on securities. The net loss on securities was attributable to other-than-temporary impairment charges recognized in earnings of $1.0 million, offset by $0.4 million in gains on the sale of securities. Other-than-temporary impairment charges recognized in earnings during the fourth quarter of 2009 related to additional credit losses on the Company’s investments in pooled trust preferred securities. At December 31, 2009, the remaining amortized cost of the Company’s investments in pooled trust preferred securities was approximately $0.3 million or 6% of the original amortized cost for these investments. Non-operating noninterest income in the fourth quarter of 2008 included a $1.3 million net loss on securities. The net loss on securities was attributable to other-than-temporary impairment charges recognized in earnings of $1.5 million, offset by approximately $0.2 million in gains on the sale of securities.

Noninterest expense was approximately $3.7 million in the fourth quarter of 2009, an increase of $0.7 million or approximately 25% from the fourth quarter of 2008. This increase is attributable to an increase in salaries and benefit expense, professional fees expense, and other noninterest expense. Other noninterest expense increased primarily due to an increase in the annual FDIC insurance premiums.

The Company recorded an income tax benefit for the fourth quarter of 2009 of $171 thousand, compared to income tax expense of $71 thousand for the fourth quarter of 2008. The income tax benefit of $171 thousand during the fourth quarter of 2009 reflects a $281 thousand adjustment to a deferred tax liability resulting in an income tax benefit. This adjustment was due to the correction of an accounting error in the fourth quarter of 2009 related to prior periods. Overall, the annual effective tax rate for the full year 2009 was 10.31%, compared to 23.36% for the full year 2008. The decrease in the annual effective tax rate is primarily driven by a decrease in pre-tax earnings in 2009 when compared to 2008.

In the fourth quarter of 2009, the Company paid cash dividends of $0.19 per share. At December 31, 2009, the Bank’s regulatory capital was well above the minimum amounts required to be “well capitalized.”

About Auburn National Bancorporation

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $775 million. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System and has operated continuously since 1907. Both the Company and the Bank are headquartered in

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Reports Fourth Quarter and Full Year Net Earnings/page 3

Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates full-service branches in Auburn, Opelika, Hurtsboro and Notasulga, Alabama. In addition, the Bank opened a new full-service branch in Auburn during the first quarter of 2009. In-store branches are located in the Auburn and Opelika Kroger stores, as well as in the Wal-Mart SuperCenter stores in Auburn, Opelika, and Phenix City, Alabama. Mortgage loan offices are located in Phenix City, Valley and Mountain Brook, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, economic conditions in our markets, loan demand, net interest margin, securities valuations and performance, loan performance, nonperforming assets, charge-offs, collateral values, and credit quality conditions, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of the Company or the Bank to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, including, without limitation, those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2008, and otherwise in our SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than Generally Accepted Accounting Principles (“GAAP”). The attached financial highlights provide reconciliations between GAAP net earnings and operating net earnings, which exclude gains or losses on items deemed not to reflect core operations, as well as tax-equivalent net interest income and net interest margin. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes presentations of “operating” and tax-equivalent financial measures provide useful supplemental information, a clearer understanding of the Company’s performance, and that operating net earnings better reflect the Company’s core operating activities. Management utilizes non-GAAP measures in the calculation of certain of the Company’s ratios, in particular, to analyze on a consistent basis over time the performance of what it considers to be its core operations. The Company believes the non-GAAP measures enhance investors’ understanding of the Company’s business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. The Company provides reconciliations between GAAP and these non-GAAP measures. These disclosures should not be considered an alternative to GAAP.

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Reports Fourth Quarter and Full Year Net Earnings/page 4

Financial Highlights (unaudited)*

Quarter ended December 31,	Year ended December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Results of Operations
Net interest income (a)	$5,547	$4,837	$20,448	$19,231
Less: tax-equivalent adjustment	438	353	1,633	1,361
Net interest income (GAAP)	5,109	4,484	18,815	17,870
Noninterest income (loss)	799	(224)	3,132	4,202
Total revenue	5,908	4,260	21,947	22,072
Provision for loan losses	900	250	3,250	870
Noninterest expense	3,735	2,992	14,633	12,542
Income tax (benefit) expense	(171)	71	419	2,023
Net earnings	$1,444	$947	$3,645	$6,637

Per share data:
Basic and diluted net earnings:
GAAP	$0.40	$0.26	$1.00	$1.81
Operating (b)	0.43	0.48	1.70	1.90
Cash dividends declared	$0.190	$0.185	$0.76	$0.74
Weighted average shares outstanding:
Basic and diluted	3,643,395	3,658,193	3,644,691	3,674,384
Shares outstanding, at period end	3,643,117	3,658,193	3,643,117	3,646,947
Book value	$15.76	$15.66	$15.76	$15.66
Common stock price:
High	$25.98	$23.97	$30.00	$25.00
Low	18.93	19.06	18.07	19.00
Period-end:	$19.69	$20.10	$19.69	$20.10
To earnings ratio	19.50	x	11.10	x	19.50	x	11.10	x
To book value	125%	128%	125%	128%
Performance ratios:
Return on average equity:
GAAP	9.73%	7.25%	6.42%	12.18%
Operating (b)	10.53%	13.34%	10.92%	12.82%
Return on average assets:
GAAP	0.74%	0.52%	0.46%	0.92%
Operating (b)	0.80%	0.96%	0.79%	0.97%
Dividend payout ratio	47.50%	71.15%	76.00%	40.88%
Asset Quality:
Allowance for loan losses as a % of:
Loans	1.59%	1.19%	1.59%	1.19%
Nonperforming loans	101%	99%	101%	99%
Nonperforming assets as a % of:
Loans and foreclosed properties	3.44%	1.29%	3.44%	1.29%
Total assets	1.71%	0.64%	1.71%	0.64%
Nonperforming loans as a % of total loans	1.57%	1.20%	1.57%	1.20%
Net charge-offs as a % of average loans	0.36%	0.09%	0.43%	0.17%
Other financial data:
Net interest margin (a)	3.02%	2.84%	2.78%	2.86%
Effective income tax rate	(13.43)%	6.97%	10.31%	23.36%
Efficiency ratio:
GAAP	63.22%	70.23%	66.67%	56.82%
Operating (b)	53.52%	50.92%	53.63%	52.30%
Selected average balances:
Securities	$338,261	$313,227	$344,060	$320,961
Loans, net of unearned income	381,112	360,822	376,388	344,604
Total assets	777,363	727,417	787,864	718,077
Total deposits	589,452	525,616	596,444	520,176
Long-term debt	118,351	126,499	120,248	123,108
Total stockholders’ equity	59,349	52,250	56,806	54,474
Selected period end balances:
Securities	$334,762	$302,656	$334,762	$302,656
Loans, net of unearned income	377,619	369,162	377,619	369,162
Allowance for loan losses	6,011	4,398	6,011	4,398
Total assets	774,802	745,970	774,802	745,970
Total deposits	579,409	550,843	579,409	550,843
Long-term debt	118,349	123,368	118,349	123,368
Total stockholders’ equity	57,424	57,128	57,424	57,128

*Certain amounts reported in prior periods have been reclassified to conform to the current-period presentation.

(a) Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

(b) Operating measures. See “Explanation of Certain Unaudited Non-GAAP Financial Measures.”

Reports Fourth Quarter and Full Year Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Year ended December 31,
(Dollars in thousands, except per share amounts)	2009	2008	2009	2008
Net earnings, as reported (GAAP)	$1,444	$947	$3,645	$6,637
Non-operating items (net of 37% tax):
Securities losses (gains), net (a)	399	796	2,839	736
Gain on sale of premises and equipment	—	—	—	(675)
Correction of prior period accounting error	(281)	—	(281)	285
Operating net earnings	$1,562	$1,743	$6,203	$6,983

Noninterest income (loss), as reported (GAAP)	$799	$(224)	$3,132	$4,202
Non-operating items:
Securities losses (gains), net	633	1,263	3,703	1,168
Gain on sale of premises and equipment	—	—	—	(1,071)
Correction of prior period accounting error	—	—	—	452
Operating noninterest income	$1,432	$1,039	$6,835	$4,751

Total Revenue, as reported (GAAP)	$5,908	$4,260	$21,947	$22,072
Tax-equivalent adjustment	438	353	1,633	1,361
Non-operating items:
Securities losses (gains), net	633	1,263	3,703	1,168
Gain on sale of premises and equipment	—	—	—	(1,071)
Correction of prior period accounting error	—	—	—	452
Total Operating Revenue (tax-equivalent)	$6,979	$5,876	$27,283	$23,982

Net interest income, as reported (GAAP)	$5,109	$4,484	$18,815	$17,870
Tax-equivalent adjustment	438	353	1,633	1,361
Net interest income (tax-equivalent)	$5,547	$4,837	$20,448	$19,231

Total stockholders’ equity (GAAP)	$57,424	$57,128	$57,424	$57,128
Unrealized (gains) losses on available for sale securities, net of tax	(112)	(603)	(112)	(603)
Tangible Common Equity	$57,312	$56,525	$57,312	$56,525

(a) Any securities losses for which no tax benefit is recorded are included at the gross amount.